May 17, 2021

Via Email

Mike Okada
2321 Webster Street
San Francisco, CA 94115
bicycle@gmail.com; mokada@immersion.com

Re:    Terms of Transition and Separation

Dear Mike:

This letter confirms the agreement (this “Agreement”) between you and Immersion Corporation, a Delaware corporation (the “Company”), concerning the terms of your transition and separation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue now and upon the Separation Date (defined below) as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.
1.Separation from Employment: As you know, the Company has determined that it is in the Company’s best interest for you and the Company to part ways and for your employment with the Company to end. The Company has discussed with you the terms under which it is willing to continue your employment through the Transition Period, as described further below.
2.Continued Employment; Other Release Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to continue your employment on the following terms:
a.Separation Date; Transition Period and Services: Your last day of employment with the Company will be May 21, 2021 (the “Separation Date”) subject to the at-will nature of your employment, as described in Paragraph 2(d), below. Between now and the Separation Date (the “Transition Period”), you agree to carry out the duties and responsibilities of your position as directed principally by Jared Smith, Interim Chief Executive Officer & Vice President, Worldwide Sales, to whom you will report, and to provide other transition services as may reasonably be requested by the Company, including transition of the responsibilities, duties, and knowledge relative to your position (the “Transition Services”). During the Transition Period, you will maintain a full-time schedule.
b.Compensation and Benefits: During the Transition Period, the Company will continue to pay you your current base salary and you will continue to be eligible to participate in benefits customarily afforded to other employees, including participation in the

Mike Okada

Company-sponsored health benefits plan and continued vesting of options, to the fullest extent allowed by the governing plans, agreements, or policies.
c.Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit A (the “Second Release”), to be signed no earlier than the Separation Date, and your other promises herein, the Company agrees as follows:
i.Severance: The Company agrees to pay you, within ten (10) business days following the effectiveness of the Second Release (as provided therein), a lump sum payment in the gross amount of $171,450, less applicable state and federal payroll deductions, which equals six months of your current base salary.
ii.COBRA: The Company will provide you and your dependents with COBRA benefits pursuant to the terms and conditions of Section 2(b) of that certain Retention and Ownership Change Event Agreement, effective as of May 6, 2019 (the “Retention Agreement”), by and between you and the Company. Notwithstanding the immediately foregoing sentence, if you are eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period you remain eligible for the benefit under the immediately foregoing sentence. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.
iii.Partial Equity Vesting Acceleration: Subject to your completion of the Transition Services and in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit A, the Company will accelerate the vesting of 50% of your restricted stock units that are scheduled to vest on or before June 10, 2021, such that, on the effective date of the Second Release, the restricted stock units will have vested as to 12,967 shares (“Accelerated Vested Shares”).
d.At-Will Employment: During the Transition Period, your employment with the Company will remain at-will, meaning either you or the Company may terminate your employment at any time with or without notice or reason. However, provided that you diligently and cooperatively provide the Transition Services (as determined by the Company in good faith and in its sole discretion), in the event the Company terminates your employment prior to the Separation Date, the Company will offer you the benefits described in Paragraph 2(c), above. In the event that the Company terminates your employment prior to the Separation Date for failing to provide the Transition Services (including for failing to do so in a diligent and cooperative fashion, as determined by the Company in good faith and in its sole discretion) or you resign from employment for any reason prior to the Separation Date, you will not be eligible to receive, and the Company will not be obligated to offer to you, the vesting acceleration described in Paragraph 2(c)(iii), above.

Mike Okada

By signing below, you acknowledge that you are receiving the release consideration outlined in Section 2(c) in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration.
3.Final Pay: On your final day of employment, the Company will pay you for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of your separation from employment. On your final day of employment, the Company will also refund o you, your accumulated payroll deductions with respect to the current offering period under the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”), which have not been applied toward the purchase of shares, and your interest in the ESPP will terminate. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under this Agreement.
4.Return of Company Property: You hereby warrant to the Company that, no later than your final day of employment, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
5.Proprietary Information: You hereby acknowledge that you are bound by the attached Proprietary Information and Inventions Agreement (Exhibit B hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement). You hereby agree that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information, except as required in the course of your employment with the Company. You further confirm that you will deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such Proprietary Information and that you will not take with you any such documents or data or any reproduction thereof.
6.Stock Options and Restricted Stock Units: Attached as Exhibit C is your Option/RSU Statement setting forth the status of your option(s), if any, to purchase shares of the Company’s common stock, including how many shares are exercisable, as well as your restricted stock units, if any, including the number of shares that are released as of the Separation Date. During the Transition Period, your rights concerning your option(s) and restricted stock units will continue to be governed by the applicable stock option plan and stock option agreement(s)/restricted stock unit agreements between you and the Company; however, all vesting will cease as of the Separation Date (assuming your continuous employment through that date).
7.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profitsharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers,

Mike Okada

shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. By signing this Agreement, you are not releasing or waiving any claims under the California Fair Employment and Housing Act; however, for the avoidance of doubt, you will release and waive such claims once you sign the Second Release.
b.In exchange for the consideration received herein, to the fullest extent permitted by law, the Company, its parent, subsidiaries and affiliates, hereby release and waive any claims they may have against you, whether known or not known, including without limitation, claims for breach of any obligations to the Company, including but not limited to claims for breach of fiduciary duty and/or breach of any contractual or common law duty to the Company; provided that such release shall not apply to (i) any fraud committed by you against the Company or its subsidiaries, (ii) any material misappropriation of the trade secrets or other intellectual property of the Company or its subsidiaries, or (iii) any material breach of your Proprietary Information and Inventions Agreement with the Company.
c.By signing below, the Company and you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
d.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
e.The release set forth in this section shall not apply to your rights to receive the payment and benefits set forth in the fourth, fifth, and sixth paragraphs of Section 2 of the Retention Agreement, upon a Section 409A Change in Control Event (as defined in the Retention Agreement) occurring on or before the ninetieth (90th) day following the Separation Date.

Mike Okada

8.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you or the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, or which Company may have against you, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
10.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Jose, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
11.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
12.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This

Mike Okada

Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
13.Complete and Voluntary Agreement: This Agreement, together with Exhibits A-C hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
14.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
15.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
16.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
17.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 2 will be provided only after the expiration of that seven (7) day revocation period.
18.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time (the “Effective Date”).
[Signature Page Follows]

Mike Okada

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

Immersion Corporation

By: _/s/ Jared Smith_______________________
Jared Smith, Interim CEO

READ, UNDERSTOOD AND AGREED

/s/ Mike Okada__________________    Date: May 17, 2021______
Mike Okada

EXHIBIT A

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Mike Okada (“Employee”) and Immersion Corporation, a Delaware corporation (the “Company”) (collectively, “the parties”).
WHEREAS, on May 17, 2021, Employee and the Company entered into an agreement regarding Employee’s transition and separation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit A);
WHEREAS, on May 21, 2021, Employee’s employment with the Company terminated (the “Separation Date”);
WHEREAS, the Company has determined that Employee cooperatively and diligently provided the Transition Services (as defined in the Separation Agreement);
WHEREAS, this agreement serves as the Second Release, pursuant to the Separation Agreement; and
WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment and separation from employment with the Company.
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Second Release.
1.Resignation from Director and Employment Positions: By your signature below, you acknowledge that, effective as of the Separation Date, you will have resigned as the General Counsel & Senior Vice President, IP Licensing and Legal Affairs of the Company, from any and all other officer and employment positions in the Company and its subsidiary and affiliate companies, and from the boards of directors or similar governing bodies of all of the Company’s subsidiary or affiliate companies, and all committees thereof.
2.Acknowledgment of Payment of Wages: By his signature below, Employee acknowledges that, on the Separation Date, the Company paid him for all wages, salary, accrued vacation (if applicable), bonuses, commissions, reimbursable expenses previously submitted by him, and any similar payments due him from the Company as of the Separation Date. By signing below, Employee acknowledges that the Company does not owe him any other amounts, except as may become payable under the Separation Agreement and the Second Release. Please promptly submit for reimbursement all final outstanding expenses, if any.
3.Return of Company Property: Employee hereby warrants to the Company that s/he has returned to the Company all property or data of the Company of any type whatsoever that has been in his possession, custody or control.
4.Consideration: In exchange for Employee’s agreement to this Second Release and his other promises in the Separation Agreement and herein, the Company agrees to provide

Employee with the consideration set forth in Section 2(c) of the Separation Agreement. By signing below, Employee acknowledges that he is receiving the consideration in exchange for waiving his rights to claims referred to in this Second Release and he would not otherwise be entitled to the consideration.
5.General Release and Waiver of Claims:
a.The payments and promises set forth in this Second Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profitsharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Employee may be entitled by virtue of his employment with the Company or his separation from the Company, including pursuant to the Separation Agreement. To the fullest extent permitted by law, Employee hereby releases and waives any other claims he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of his employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.In exchange for the consideration received herein, to the fullest extent permitted by law, the Company, its parent, subsidiaries and affiliates, hereby release and waive any claims they may have against Employee, whether known or not known, including without limitation, claims for breach of any obligations to the Company, including but not limited to claims for breach of fiduciary duty and/or breach of any contractual or common law duty to the Company; provided that such release shall not apply to (i) any fraud committed by Employee against the Company or its subsidiaries, (ii) any material misappropriation of the trade secrets or other intellectual property of the Company or its subsidiaries, or (iii) any material breach of Employee’s Proprietary Information and Inventions Agreement with the Company.
c.By signing below, the Company and Employee expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
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d.Employee and the Company do not intend to release claims that each may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Second Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Separation Agreement.
e.The release set forth in this section shall not apply to Employee’s rights to receive the payment and benefits set forth in the fourth, fifth, and sixth paragraphs of Section 2 of the Retention Agreement, upon a Section 409A Change in Control Event (as defined in the Retention Agreement) occurring on or before the ninetieth (90th) day following the Separation Date.
6.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Employee or the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, have ever had, or may in the future have against Releasees, or which Company may have against Employee, which is based in whole or in part on any matter released by this Second Release.
b.Nothing in this paragraph shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
7.Protected Rights: Employee understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Second Release, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Employee further understands that this Second Release does not limit his/her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Second Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.
8.Non-disparagement: Employee agrees that he will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that its current officers and directors, for so long as they serve as an officer or director of the Company, will not disparage you with any written or oral statement. Nothing in this section shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal
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process. Nothing in this section shall prohibit the Company, in response to inquiries regarding the Company from Company investors, prospective investors, analysts, business partners and other third parties or in other public or privately communicated statements, from responding to such inquiries or making such other statements containing information or observations made in good faith and believed to be accurate regarding the Company’s business, performance or strategy, and such responses shall not be deemed a violation of the Company’s non-disparagement obligation.
9.Review of Second Release; Expiration of Offer: Employee understands that s/he may take up to twenty-one (21) days to consider this Second Release (the “Consideration Period”). The offer set forth in this Second Release, if not accepted by Employee before the end of the Consideration Period, will automatically expire. By signing below, Employee affirms that he was advised to consult with an attorney prior to signing this Second Release. Employee also understands that he may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to him pursuant to Section 2(c) of the Separation Agreement will be provided only after the expiration of that seven (7) day revocation period.
10.Effective Date: This Second Release is effective on the eighth (8th) day after Employee signs it, provided s/he has not revoked it as of that time (the “Effective Date”).
11.Other Terms of Separation Agreement Incorporated Herein: All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions on Arbitration, Governing Law, and Attorneys’ Fees.
12.Amendment to Award Agreements. Any agreements regarding Employee’s restricted stock units issued under the Company’s 2011 Equity Incentive Plan, as amended, are hereby amended consistent with the Separation Agreement.

Dated:____________________    ________________________________
Jared Smith, Interim CEO             For the Company

Dated:____________________        ________________________________
    Mike Okada
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EXHIBIT B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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IMMERSION CORPORATION

Proprietary Information And Inventions Agreement

In consideration of my employment or continued employment by Immersion Corporation. (the "Company") or the provision of services to the Company, and the compensation now and hereafter paid to me, I hereby agree as follows:

1. At-will Employment. I will perform for the Company such duties as may be designated by the Company from time to time. I understand and agree that my employment with the Company is at-will, and may be terminated by the Company at any time, with or without cause, and with or without notice. Similarly, I may terminate my employment with the Company at any time, with or without cause and with or without notice.

2. Company Interests. During my period of employment by the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities determined by the Company to be detrimental to the best interests of the Company without prior written consent of the Company.

3. Period of Employment. As used herein, the period of my employment includes any time in which I may be retained by the Company as a consultant.

4. Prior Work for Company. All previous work done by me (if any) for the Company relating in any way to the conception, design, development or support of products for the Company is the property of the Company, and I assign any rights I may have therein to the Company.

5. Definitions.

a. Proprietary Information. My employment creates a relationship of confidence and trust between the Company and me with respect to any information:

(i) Applicable to the business of the Company; or

(ii) Applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me in such context during the period of my employment.

All of such information has commercial value in the business in which Company is engaged and is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, techniques, sketches, drawings, models, mask works, Inventions, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, the Company's respective information concerning research, experimental work, development, design details and specifications, engineering, product specifications, architecture, techniques, source and object code, performance, defects,

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benchmark results or analysis, product enhancement plans or schedules, financial information, procurement requirements, manufacturing requirements, corporate structure, job titles, employee compensation, job duties, responsibilities and capabilities of individual employees and teams, phone lists, and employee lists, customer lists, business forecasts, sales and merchandising and marketing plans and information. "Proprietary Information" also includes any document marked "Confidential" (or with a similar expression), or any information which I have been told is confidential or which I might reasonably expect the Company would regard as confidential, or any information which has been given to me, the Company in confidence by customers, suppliers or any other in the course of the Company's business.

b. Inventions. As used in this Agreement, the term "Inventions" means any and all new or useful art, discovery, improvement, technical development, or invention whether or not patentable, and all related know-how, designs, specifications, maskworks, trademarks, algorithms, formulae, processes, manufacturing techniques, business processes, trade secrets, ideas, artwork, software and other copyrightable and patentable works.

6. Recognition of Company's Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in the ordinary course of performing my work as an employee of the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, mask work rights, trade secret rights and all other rights throughout the world in connection therewith. Nothing in this section 6 or otherwise in this Agreement shall limit or restrict in any way my immunity from liability for disclosing the Company's trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit C.

7. Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information, unless expressly authorized by an officer of the Company in writing.

8. Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions relating in any way to the Company's business or demonstrably anticipated research and development which were made by me prior to my employment with the Company, that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such as Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company in writing that all Inventions have not been listed for that reason. If there is no such list on Exhibit A ("Prior Inventions"), or if I have not informed

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the Company in writing of confidentiality obligations precluding full disclosure, I represent that I have made no such Prior Inventions at the time of signing this Agreement.

9. Irrevocable License and Assignment in respect of Prior Inventions. I agree to grant the Company or its designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent, copyright and other intellectual property rights relating to any Prior Inventions which I incorporate, or permit to be incorporated, in any Company Inventions. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, such Prior Inventions in any Company Inventions without Company's prior written consent.

10. Ownership of Copyrightable Works. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyrights are "works made for hire" as that term is defined in the United States Copyright Act (17 USCA § 101). I hereby irrevocably and unconditionally waive all so-called 'moral rights' that vest in me (whether before, on or after the date hereof) in connection with my authorship of any copyright works in the course of my employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right of integrity (i.e., not to have any such works subjected to derogatory treatment).

11. Disclosure of Inventions and Works. I hereby agree promptly to disclose and describe to the Company, all works of authorship (including those referred to in Paragraph 8 above), Inventions and all associated intellectual property which I may solely or jointly discover, conceive, develop or reduce to practice during the period of my employment with the Company (a) which relate at the time of conception or reduction to practice of the invention to the Company's business or actual or demonstrably anticipated research or development, or (b) which were developed on any amount of the Company's time or with the use of any of the Company's equipment, supplies, facilities, or trade secret information, or (c) which resulted from any work I performed for the Company ("Company Inventions").

12. Ownership of Company Inventions. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Inventions. I hereby assign and agree to assign to the Company or its designee, my entire right, title, and interest in and to all Company Inventions.

13. Future Inventions. I recognize that Inventions of Proprietary Information relating to my activities while working for the Company and conceived or made by me, alone or with others, within six (6) months after termination of my employment may have been conceived in significant part while employed by the Company. Accordingly, I agree that such Inventions and Proprietary Information shall be presumed to have been conceived during my employment with the Company and are to be assigned to the Company unless and until I have established the contrary.

14. Cooperation in Perfecting Rights to Inventions.

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions belonging to, or hereby licensed or assigned to the Company. Such acts may include, but are not limited to, verification and execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, design rights, registered designs, trademarks, copyrights, maskworks or other legal proceedings.

DocuSign Envelope ID: F2874BD5-5B51-462D-BAE5-88F8723FFFFA

In the event that the Company is unable for any reason to secure my signature to any document required to apply for or execute any patent, design rights, registered designs, trademarks, copyright, maskwork or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by me. I hereby waive my quitclaim to the Company any and all claims, of nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights in any Company Inventions.

15. Sole Discretion of the Company. I acknowledge that the Company will decide, in its sole discretion, when and whether to apply for patent, registered design or other protection in respect of the Company Inventions, and reserves the right to hold any of the Company Inventions as a secret process.

16. Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under the provisions of Section 2870 of the California Labor Code. I have reviewed the notification in Exhibit B ("Limited Exclusion Notification") and agree that my signature acknowledges receipt of the notification. However, I agree to disclose promptly in writing to the Company all Inventions made or conceived by me during the term of my employment for six (6) months thereafter, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not Inventions should be the property of the Company. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

17. No Solicitation; Non-Interference. During the term of my employment with the Company and for a period of one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of the Company to terminate their employment with the Company. During the term of my employment with the Company and thereafter I will not disrupt, damage, impair or interfere with the business of the Company, whether by way of interfering with or raiding its employees, disrupting its relationships with customers, agents, vendors, distributors or representatives, or otherwise.

18. No Improper Use of Materials. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employee or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

19. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

DocuSign Envelope ID: F2874BD5-5B51-462D-BAE5-88F8723FFFFA

20. Return of Company Property. When I leave the employ of the Company or at the request of the Company at any time before termination, I will deliver to the Company all Company property and equipment, and written and tangible materials in my possession incorporating the Proprietary Information, Third Party Information or otherwise relating to the Company's business. I understand that written and tangible materials include, but is not limited to, documents, manuals, files, e-mails, computer print-outs, specifications, devices, drawings, software, disks, and any other medium for storing information, together with all copies, drafts, reproductions, notes, memoranda, extracts or summaries (however made). I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel.

21. Non-Disparagement. During my employment with the Company, and for a period of one year thereafter, I will not make any critical or disparaging statements about the Company, or any of its products, employees or services, unless such statements are made truthfully in response to a subpoena or other compulsory legal process.

22. Legal and Equitable Remedies. Because my obligations hereunder are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that such party may have for a breach of this Agreement.

23. Notices. Any notices required or permitted hereunder shall be in writing and shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing. Notices to the employee shall be sent to any address in the Company's records or such other address as the employee may specify in writing. Notices to the Company shall be sent to the Company's Human Resources Department or to such other address as the Company may specify in writing.

24. General Provisions.

a. Governing Law. This Agreement shall be effective as of the commencement of my employment by Company, and shall be governed and construed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

b. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

c. Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

d. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and is assigns.

DocuSign Envelope ID: F2874BD5-5B51-462D-BAE5-88F8723FFFFA

e. Captions. The captions or headings in this Agreement are for convenience only and are not construed as limiting or defining the scope or effect of any provisions of this Agreement.

f. Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

g. Inter-Company Assignment. I expressly consent to be bound by the provisions hereof for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be reassigned at the time of such transfer.

h. Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

This Agreement shall be effective as of the date written below.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A AND INITIALLED EXHIBIT B TO THIS AGREEMENT.

THIS POLICY MAY BE EXECUTED AND DELIVERED VIA FACSIMILE, ELECTRONIC MAIL (INCLUDING PDF OR ANY ELECTRONIC SIGNATURE COMPLYING WITH THE UNIFORM ELECTRONIC TRANSACTIONS ACT (UETA) AND THE UNITED STATES ELECTRONIC SIGNATURES IN GLOBAL AND NATIONAL COMMERCE (ESIGN) ACT, E.G., WWW.DOCUSIGN.COM) OR OTHER TRANSMISSION METHOD AND ANY DOCUMENT SO DELIVERED SHALL BE DEEMED TO HAVE BEEN DULY AND VALIDLY DELIVERED AND BE VALID AND EFFECTIVE FOR ALL PURPOSES.

Legal Approved

DS
HG

Company:	EMPLOYEE:
Immersion Corporation.	
By: DocuSigned by: Cal R Hoagland 223EAA65D259438...	By: DocuSigned by: Mike Okada 58BEFD31B75F4FA...
Title: Interim Chief Financial Officer	Printed Name: Mike Okada
Dated: 6/13/2019	Dated: 6/4/2019

DocuSign Envelope ID: F2874BD5-5B51-462D-BAE5-88F8723FFFFA

Exhibit A

PRIOR INVENTIONS

Please list prior inventions or indicate N/A

Exhibit A: Employee Prior Inventions
Rev 7-02

DocuSign Envelope ID: F2874BD5-5B51-462D-BAE5-88F8723FFFFA

<u>Exhibit B</u>

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

(2) Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

DocuSigned by:

By: Mike Okada

58BEFD31B75F4FA...

Mike Okada

(Printed Name of Employee)

Date: 6/4/2019

Limited Exclusion Notification
Rev 7-02

DocuSign Envelope ID: F2874BD5-5B51-462D-BAE5-88F8723FFFFA

Exhibit C

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

A9026/00001/SF/52712212

EXHIBIT C

OPTION/RSU CLOSING STATEMENT

IMMERSION
ID: 94-3180138
330 Townsend Street, Suite 234
San Francisco, CA 94107

Closing Statement

As Of = Termination Date

Termination Date: **21-May-2021**

Statement Effective Date : **21-May-2021**

Michael Okada
2321 Webster Street
San Francisco, CA United States 94155

ID: 10766

Exercisable Options

Number	Grant Date	Plan/ Type	Price ($)	Shares Granted	Shares Exercised	Shares Exercisable	Shares Cancelled	Vesting Stop Date	Total Price ($)	Last Date To Exercise
004282	15-Jul-19	EP11/NQ	7.4600	164,000.00	68,333.00	10,250.00	85,417.00	21-May-21	76,465.00	21-Aug-21
		TOTALS		164,000.00	68,333.00	10,250.00	85,417.00		76,465.00	

Releasable Restricted Stock Awards

Number	Grant Date	Plan/ Type	Price ($)	Shares Granted	Shares Released	Shares Releasable	Shares Cancelled
004310	09-Mar-20	EP11/RSU	0.0000	55,062.00	18,354.00	0.00	36,708.00
004388	10-Nov-20	EP11/PSU	0.0000	30,000.00	0.00	0.00	30,000.00
004283	15-Jul-19	EP11/RSU	0.0000	77,800.00	25,934.00	0.00	51,866.00

Date: 05/13/2021
Time: 08:29:36AM
Page: 1

IMMERSION
ID: 94-3180138
330 Townsend Street, Suite 234
San Francisco, CA 94107

Closing Statement

As Of = Termination Date

Termination Date: **21-May-2021**

Statement Effective Date : **21-May-2021**

Michael Okada
2321 Webster Street
San Francisco, CA United States 94155

ID: 10766

TOTALS	162,862.00	44,288.00	0.00	118,574.00

Date: **05/13/2021**
Time: **08:29:36AM**
Page: 2